                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K


(Mark One)

/x/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1993

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ____________________ to _______________________

Commission file number   0-12700
                       -------------------------------------------------------

A. Full title of the plan and address of the plan, if different from that of the issuer named below: Blockbuster Entertainment Corporation Retirement and Savings Plan


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                      Blockbuster Entertainment Corporation
                      One Blockbuster Plaza
                      Fort Lauderdale, Florida 33301

The financial statements required to be filed as part of this Form 11-K shall be filed within 180 days of the fiscal year end of the Blockbuster Entertainment Corporation Retirement and Savings Plan in accordance with General Instruction A of Form 11-K.

SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized,

                                        Blockbuster Entertainment Corporation
                                        Retirement and Savings Plan
                                        ---------------------------------------
                                                  (Name of Plan)



Date:  3/30/94                     By:  /s/ Ronald S. Davis
      ---------------------             ---------------------------------------
                                        Ronald S. Davis

                                   Title:  Vice President,
                                           NationsBank of Georgia N.A.